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Exhibit 6(a)(xii)

                                LETTER AGREEMENT

                            SSgA MSCI EAFE INDEX FUND

                             DISTRIBUTION AGREEMENT

September 28, 2001


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Distribution Agreement between the SSgA Funds and Russell Fund Distributors, Inc., dated April 12, 1988, as amended, the SSgA Funds advise you that it is renaming an existing but heretofore not operating series formerly known as the SSgA International Pacific Index Fund, to be renamed SSgA MSCI EAFE Index Fund (the "Fund"). The SSgA Funds desire Russell Fund Distributors, Inc. to serve as Distributor with respect to the Fund pursuant to the terms and conditions of the Distribution Agreement. The fee to be charged by Distributor to the Fund in return for its services will be as set forth in the Distribution Agreement.

Notwithstanding anything to the contrary in Paragraph 14, the initial term of the Distribution Agreement with respect to the Fund shall be until April 12, 2002. This letter agreement replaces in its entirety the letter agreement dated January 8, 1992, with respect to the Seven Seas Series International Pacific Index Fund.

Please acknowledge your acceptance of acting as Distributor to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By:/s/ Lynn L. Anderson
     Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED
-------------------------

Russell Fund Distributors, Inc.


By:/s/ J. David Griswold
     J. David Griswold
     Associate General Counsel and
          President